Exhibit 99.2

Bakers Footwear Group, Inc.

Third Quarter Fiscal 2008 Results Conference Call Transcript

December 9, 2008

Operator: Greetings and welcome to the Bakers Footwear Group, Inc. third quarter fiscal 2008 results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the following presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Ms. Allison Malkin of ICR. Thank you Ms. Malkin, you may begin.

Allison Malkin: Thank you. Good morning everyone. Before we get started, I’d like to remind you of the company’s Safe Harbor language, which I am sure you are all familiar with. The statements contained in this conference call which are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, which are described in the company’s filings with the SEC.

And now, I would like to turn the call over to Bakers’ Chairman, President and CEO Peter Edison.

Peter Edison: Thank you Allison. Good morning everyone and thank you for joining us to discuss our third quarter fiscal 2008 results. With me today is Charlie Daniel, our Vice President of Finance.

For this morning’s call, [I will] review our third quarter results, provide an update on current business trends and our key priorities for the fourth quarter. Following this, Charlie will review our financials in more detail. After my closing remarks, we will open the call to answer the questions you have for us today.

The strategies we have been focusing on this year that include providing our stores with fresh and exciting footwear assortments, reducing expenses and controlling inventory, proved successful and drove a significant improvement in our third quarter results over last year. To this end, third quarter net sales increased to [$]41.1 million and included a 4.5% increase in comparable store sales. Gross profit margin rose by 1,320 basis points to 21.9% of net sales from 8.7% of net sales in the third quarter of last year. SG&A declined 12.7% from the third quarter last year. As a result, our quarterly loss was reduced dramatically with a net loss per share of $2.20 from the net loss per share of $3.85 last year.

Our inventory level is well controlled. The increase at the end of the third quarter reflects the acceleration of fourth quarter deliveries, as well as the significant reduction in inventory markdown reserve compared to last year’s very high level. Both of these effects are transitory, and we plan to end the fourth quarter [of fiscal 2008] with inventory flat compared to the prior year.

Our comparable store sales increases accelerated throughout the quarter as we transitioned beautifully from summer to fall. Our assortments are currently seeing strength across all key categories, but particularly strong results in dress shoes and boots. Our continued momentum is best demonstrated by our comparable store sales during our Thanksgiving weekend of Black Friday, November 28th and Saturday, November 29th, which were up 13.4% compared to the Friday and Saturday after Thanksgiving last year.

We believe our performance will continue to be favorable for the remainder of the holiday season. [We are] also positive regarding spring 2009. We believe we are at the beginning of a fashion cycle and our merchants have done a fabulous job by identifying and interpreting trends for our fashion conscious customers. We also believe this difficult economy has broadened our customer base to include women seeking fashion at more appealing price points.

As we look ahead, our priorities remain focused on capitalizing on the favorable fashion cycle we are in today by delivering superior offerings to our customers. We believe we remain positioned to advance our key priorities during the fourth quarter and point to three key drivers of this expectation.

First, comparable store sale gains have continued into the fourth quarter. We are currently experiencing a favorable response to our holiday assortments across our key categories, our Thanksgiving weekend comp of 13.6[%] and comp sales increase of 3.6[%] for all of November point to this.

Second, our gross margins are improving driven by higher regular priced sell-throughs. In addition, based on the strength of our Bakers label footwear styles, [we have] increased our allocation of higher Bakers private label styles in our stores. This bodes well for future margin gain.

Third, we are maintaining our financial discipline. We remain on track to deliver more than $10 million in [planned] cost reductions for this fiscal year. We also believe we are well positioned from an inventory standpoint, feel good about the level and composition of our inventory as we begin the holiday shopping season. It’s significantly fresher than last year.

We continue to believe that we have more than adequate liquidity to fund our 2008 business plan and that our [planned] operating results will allow us to meet our debt covenants.

Now, I would like to turn the call over to Charlie to review our third quarter financial results in more detail.

Charlie Daniel: Thank you Peter. For the third quarter, the 13 weeks ended November 1, 2008, net sales increased 1.9% to $41.1 million from $40.3 million in the 13 weeks ended November 3 2007. Comparable store sales increased 4.5% compared to a decrease of 16.6% in the third quarter of fiscal 2007. Gross profit increased significantly to $9 million or 21.9% of net sales from $3.5 million or 8.7% of net sales in the third quarter last year. The improvement in gross profit margin was driven by higher full price selling and lower markdowns, especially when compared to the significant markdowns we recognized at the end of last year’s third quarter as we took the actions necessary to adjust for the weak demands last year.

Selling expenses for the third quarter of fiscal 2008 decreased 11.6% to $9.9 million or 24.2% of net sales from $11.2 million dollars or 27.9% of net sales in the third quarter last year. The decrease in selling expense was primarily driven by lower costs related to direct marketing, and to lower store payroll and depreciation expenses

General and administrative expenses for the quarter decreased 15.5% to $4 million or 9.8% of net sales from $4.8 million or 11.8% of net sales in the third quarter of fiscal 2007, reflecting the broad results of our cost reduction initiatives. During the third quarter, we recognized $2.6 million in non-cash impairment charges related to certain underperforming stores. In the third quarter last year, we recognized impairment charges of $2.4 million.

As a result of improved sales, gross profit and our expense reductions, we were able to reduce our operating loss for the third quarter by 48.7% to $7.6 million, compared to an operating loss of $14.9 million in the prior year period.

Interest expense in the third quarter increased to $768,000 from $499,000 last year. This increase reflects the interest on our subordinated secured term loan entered into in February 2008. The net loss for the third quarter of fiscal 2008 decreased [to] $8.3 million or $1.18 per share, down from a net loss of $15.3 million or $2.35 per share last year.

For the first nine months of fiscal 2008, net sales were $128.2 million compared to $131.5 million in the first 39 weeks of 2007, with comparable-store sales down 0.8% compared to a comparable store sales decrease of 14.6% last year. We reduced our operating loss for the first nine months of fiscal 2008 by $10.1 million, down to $13.1 million from $23.2 million in the prior year period.

Our net loss totaled $15.5 million or $2.20 per share compared to a net loss of $25 million or $3.85 per share in the first nine months last year.

Now, I will turn the call back over to Peter for closing remarks.

Peter Edison: In summary, I continue to be pleased with the progress our company has made this year to improve sales momentum and operating results. We believe we remain well positioned as we look ahead. As I mentioned, we are in a very good fashion cycle, our merchandise looks great and our consumers are continuing to respond favorably to our offerings. As [I have] said many times, our sales are less tied to the economy than to fashion trends, and our team has done an excellent job of identifying several key things for holiday and spring.

I want to thank our employees for their hard work and dedication, passion and commitment of the entire Bakers team that has contributed to make our turnaround a success.

In closing, I am confident that we can sustain our positive performance near and long-term.

With that, I would like to turn the call over to the operator to begin to question-and-answer portion.

Operator: Thank you sir. We will now be conducting the question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment please while we poll for questions. Once again, that his star one to ask a question.

Thank you. Our first question is coming from the line of Ronald Bookbinder of Global Hunter. Please go ahead with your question sir.

Ronald Bookbinder: Good morning and congratulations on an improved performance and the continued positive comps.

Peter Edison: Thanks Ron.

Ronald Bookbinder: The inventory.

Peter Edison: Yes.

Ronald Bookbinder: It’s up 25%. You have less stores than you had last year. You say that you’re expecting, you know, strong sales in the fourth quarter. How strong are you expecting for that inventory increase?

Peter Edison: [...] [W]ell, first of all, we are expecting sales in the fourth quarter of a double digit nature in our comps. [...] [However,] that inventory is a transitory number that happens to catch a moment in time, which is always what it is. First of all, about a third of that increase is extra in transit that we brought in slightly earlier this year than last year, and the rest is simply the fact that we had a host of [...] inventory last year that was liquidated throughout the fourth quarter that we took a massive reserve on at the end of the third quarter. So, that inventory is gone by the end of the quarter and we even back out again so that we’re equal to last year. So, [it is] [...] nothing more than a high moment snapshot in time that levels off in three months.

Ronald Bookbinder: Mm hmm. So, you took an inventory reserve last year, so [...] you might have similar units, amount of units except the inventory this year is fresher and more valuable than it was last year?

Peter Edison: Yes. We actually have less units.

Ronald Bookbinder: Great. Looking at the liquidity, as you bring this inventory down in Q4, how do you expect to end the year on your debt compared to last year?

Peter Edison: We expect that [we will] be comparable, and liquidity will be comparable. [...] [We have] been running that way all year. We expect that to continue, and you know, which is adequate liquidity. [It is] not fabulous liquidity but [it is] liquidity throughout our business.

Ronald Bookbinder: Mm hmm. How much availability [...] do you have.

Peter Edison: Currently we have [approximately] a couple of million dollars. [We have] been running about a million and a half dollars most weeks. Most times we report throughout the last year. One has to understand that we have a lot of leverage we can use in our business, and we generally keep our availability at that level.

Ronald Bookbinder: Mm hmm.

Peter Edison: Because, [...] it allows us to pay off the vendors [...] with speed. Sometimes hold back, other times, [...] [it is] a level [that is] comfortable for us to operate at. It [...] should not be viewed as [...] if something happens to a million and a half dollars, they have no money.

Ronald Bookbinder: Mm hmm. And, this is a peak borrowing time for you? Am I correct?

Peter Edison: Yes it is. Just about maxed up.

Ronald Bookbinder: Mm hmm. The charge that you took, could you give us some color as to exactly what that was?

Peter Edison: Yes. [...] I would call it the last bastion of our rapid expansion program. [...] [It is] impairments on stores that you [do not] believe will make enough money to cover their fixed assets over the remaining part of their lease. And, we just decided to be pretty inclusive and that there are a number of stores on there. They include some outdoor centers that we [do not] believe in for the long term. That outdoor lifestyle center has not been a productive format for us. We only opened three of them. They are all being reserved as well as three stores that we took in our expansion program as inducements to get into a very good center, and those three stores are being reserved. And, [that is] probably the majority of it, but there are a number of other stores as well.

So, we [...] decided to take it in the third quarter, which we did last year. [It is] a non-cash charge. It [does not] affect [...] our company.

Ronald Bookbinder: Mm hmm. So, you’re not closing stores? You are just writing down the value of an asset?

Peter Edison: [That is] all you do. The accounting rules require [that] if you [do not] believe the store can make enough money over the remaining portion of its life to earn back its fixed assets.

Ronald Bookbinder: Mm hmm.

Peter Edison: You are required to take those fixed assets down.

Ronald Bookbinder: But, that [does not] mean that the store is not cash flow positive?

Peter Edison: It doesn’t necessarily mean the store is net cash flow positive, but in this case, they weren’t cash flow positive last year and we can’t project enough positive going forward to keep them from being impaired.

Ronald Bookbinder: Okay. Well, thank you and congratulations on the continued positive comps.

Peter Edison: Thanks Ron.

Operator: Thank you. Ladies and gentlemen, as a reminder, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. We will pause a moment to poll for questions.

Once again ladies and gentlemen, if you would like to ask a question, you may press star one from your telephone keypad.

Thank you. Our next question is coming from the line of Ivan Zwizk with Raymond James. Please go ahead with your question.

Ivan Zwizk: Hi Peter.

Peter Edison: Hello Ivan.

Ivan Zwizk: A question here on the fourth quarter. There is one estimate out there of a dollar a share, you know, making money. Do you feel comfortable with a good fourth quarter and being profitable for the next year?

Peter Edison: We are very comfortable with a good fourth quarter. We [do not] comment on estimates or earnings going forward.

Ivan Zwizk: Mm hmm.

Peter Edison: But, we expect continued improvement next year, specifically driven by a strong rebound in the first quarter that we think can drive our results next year, and we [...] have [the] possibility of being profitable next year, but we [do not] comment on exact levels.

Ivan Zwizk: Okay. Also, for the, I guess, in the clearance season in January and all, are you pretty much staying with the merchandise you already have in the store? Or, are you able to bring some stuff in that would be promotionally profitable?

Peter Edison: We [do not] bring any promotionally profitable merchandise into our stores. We always just clear out our own older goods in our clearances. We tend to make our money when we sell fresh fashion at high prices. We [do not] have a strong customer base for clearance product. And, as such, we just [do not] focus on doing that business. I know some companies can but we really [do not].

Ivan Zwizk: And, one other thing. It appears from the way you are selling merchandise now that your markdowns may be a little less than normal through this clearance season. Is that – am I reading that right?

Peter Edison: I would say a little less than last year, but normal is a question that incorporates the many seasons going back, and I would say that our markdowns are probably closer to historical standards. I [would not] necessarily say they are below historical standards, but [they would] certainly be below [...] the last couple of years, which were very, very bad years.

Ivan Zwizk: Okay. Well, thank you.

Peter Edison: Okay. Thanks.

Operator: Thank you. Our next question is a follow up question from the line of Ronald Bookbinder. Please go ahead with your question sir.

Ronald Bookbinder: Hi. Just wanted to know about, you know, what sort of traffic trends are you seeing in the mall right now? And, are you doing very well with the boot season? But, what traffic trends are you seeing in the mall? And, what gives you confidence in a strong spring?

Peter Edison: We are seeing single digit declines in traffic, which [...] [does not] really ever tie exactly to sales, so I sort of am somewhat quizzical on that. Our business is always tied to fashion more than the economy or traffic or anything like that.

What I feel really good about is that the fashion trends are all in the strengths of our company. Our company has three strong categories that we excel in as a company. Boots, dress shoes and casual sandals. In all three of these categories, [there is] excitement and fresh fashion. When that happens for us, [it is] a great time for us to make money, to get fashion right more often, because we understand these categories better than most categories, because this is our expertise. [When] we see trends in each of these categories [...] (without being more specific on the trend because [that is] competitively sensitive), especially when we are talking about spring goods, we certainly have plenty of feedback on spring from deliveries in the southern markets and are building our assortment with some fashion excitement relating to that [...] and it comes from all three categories, because in the first quarter, boots will continue to be very important, because February and March is a big boot time in more than half of the country. And then obviously, sandals are good everywhere and dress shoes are good everywhere.

Ronald Bookbinder: Do you feel that the buyers in department stores are your competitors? Do you feel that buyers there are being too conservative and not putting enough fashion in their product mix as to why you are comping positive and they’re comping negative?

Peter Edison: I [do not] believe [it is] really the buyers. I think [it is] the brand and suppliers that the buyers have to choose from that really determine the fashion. [There is] a lot of caution in the branded climate today. Most of them are retrenching significantly. They [did not] invest in boots, they [did not] invest in a lot of continued product development throughout the season, because the department stores were basically shutting down. [...] As their comps have been down double digit. And so, that channels back upstream and then the brand and suppliers [do not] do the same level of new product development either when that happens. [They are] sort of a defensive mode of clearing out inventory and so forth. So, I think that climate, which we had in our company a year ago and two years ago, which is when your comps are down, you are not doing the new testing, the new development and the new product deliveries. That is a vicious climate that [you would] have to just sort of force yourself out of, which we did last [...] fall. And the rest of the – [it is] sort of the brand and the department store world will have to do that again.

Ronald Bookbinder: Is that one of the reasons why you are shifting to more private labels, such that you will have fresher more fashion forward, as opposed to a conservative fashion look from the branded retailers?

Peter Edison: [...] [It] might have happened a little bit because of that. The primary reason is in our cost cutting, we eliminated our branded buying teams. We congregated the branded buying with the first cost buying by category, and when we did that, we found that we could plan a lot more efficiently and reduce overlap of purchases, which allowed us to streamline a number of what I would call excess brands that we previously had bought. They no longer fit when we sort of rationalized it all in one buying department, and that raised our level of private label but improved, you know, the branded business and the existing brands that we do carry. So, that was the real driver of that strategy.

Ronald Bookbinder: Of the brands that are doing well, is it still the Ed Hardy’s (sp?) and what else?

Peter Edison: Jessica Simpson is a big brand for us.

Ronald Bookbinder: Mm hmm.

Peter Edison: Those are probably the two best brands for us.

Ronald Bookbinder: Okay, thanks.

Peter Edison: Thanks.

Operator: Thank you. As a reminder ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. We will pause a moment to poll for questions.

Once again ladies and gentlemen, you may press star one to ask a question.

Our next question is coming from the line of David Niewood of Special Situations Fund. Please go ahead with your question sir.

David Niewood: Hi. I noticed your gross margins were up dramatically from last year but down somewhat sequentially. I was wondering if you can tell me the variables that affect the more sequential level?

Peter Edison: By sequentially, I assume you mean compared to [...] the second quarter?

David Niewood: Yes.

Peter Edison: Yes. The third quarter is always historically our lowest gross margin period. The reason for that is, it has no dramatic regular priced selling peak to it, and therefore, the clearance percentage, an off-price promotional percentage of the inventory is significantly higher. We sell really more of our clearance product as a percentage of total sales in the third quarter than in any other quarter. So, that is historically consistent but [that is] the real reason.

David Niewood: Great. Thank you.

Peter Edison: Thanks David.

Operator: Thank you. There are no further questions at this time. I would like to turn the floor back over to management for closing comments.

Peter Edison: Okay. Thank you everyone for your participation and support. We hope you have a happy and healthy holiday and look forward to speaking with you in 2009. Thank you.

Operator: This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.